Exhibit 2.7



NOVASCOTIA        Business         World Trade and            Bus:  902 424-8958
                  Development      Convention Centre          Fax:  902 424-6823
                  Corporation      1800 Argyle Street
                                   PO Box 519
                                   Halifax, Nova Scotia         Our File Number:
                                   Canada B3J 2R7


September 16, 1998

Mr. Carl Stevens
ITC Canada Limited
ITC Learning Corporation
13515 Dulles Technology Drive
Herndon, VA 20171, USA

Dear Mr. Stevens:

The Board of Directors of the Nova Scotia Business Development Corporation (NSBDC) has reviewed the request of 3021586 Nova Scotia Limited now renamed ITC Canada Limited for financial assistance.

I am pleased to inform you the Board of Directors has approved a $2,000,000 loan relating to your purchase of the assets of Mentor Networks Inc. and High Performance Group (Canada) Inc., subject to the terms and conditions as detailed in the attached Schedule "A", which forms an integral part of the Offer.

We require your written acceptance to this Offer by September 21, 1998. You may indicate your Acceptance by executing and returning the attached copy of this Letter of Offer. Upon receipt of your Acceptance, we will instruct our solicitors to prepare the appropriate legal documentation.

We are pleased to be able to provide your company with financial assistance and look forward to working with you on this and future projects.

Yours truly,

                                                    ITC Canada  Limited  accepts
                                                    and  agrees to  comply  with
                                                    the conditions of the Letter
                                                    of  Offer  and the  attached
                                                    Schedule  "A" which  form an
                                                    Integral part of the Offer

/s/  Andrew H. Hare
-----------------------------------                 ----------------------------
Andrew H. Hare, C.A.                                ITC Canada Limited
Director of Lending and Special Projects
cc:   Jeannine Lagasse
att:                                                /s/  Wendy G. Berney
                                                    ----------------------------
                                                    Per:
http://www.gov.ns.ca
                                                    /s/  Phillip Read
                                                    ----------------------------

                                  SCHEDULE "A"
                              TERMS AND CONDITIONS
                   RELATING TO A $2,000,000 LOAN (THE "LOAN")
                             AUTHORIZED ON BEHALF OF
            3021586 NOVA SCOTIA LIMITED HEREIN DEFINED AS ITC CANADA
                        REGIONAL MUNICIPALITY OF HALIFAX
           UNDER THE NOVA SCOTIA BUSINESS DEVELOPMENT CORPORATION ACT
           BY THE NOVA SCOTIA BUSINESS DEVELOPMENT CORPORATION (NSBDC)


PROGRAM AND FINANCING

================================================================================
           Program                                   Financing
================================================================================
Assets of Mentor HPG            $3,000,000        NSBDC               $2,000,000
--------------------------- ---------------- ---------------------- ------------
Working Capital                  1,100,000        ITC Learning         2,100,000
                                 ---------                          ------------
--------------------------- ---------------- ---------------------- ------------
                                $4,100,000                           $4,100,000
                                ----------                          ------------
================================================================================


Additional Considerations:

a) Up to an additional $1,600,00 will be paid by ITC Canada for the assets of Mentor and HPG by royalty payments, which payments are anticipated to be assigned by the receiver of Mentor and HPG to NSBDC and to be payable as follows:

 a) Beginning January 1, 1999, a 3% royalty payment to NSBCD on net revenues (after deducting third party commissions, discounts, returns and allowances) generated by sales of ITC Canada's generic courseware products;

 b) Effective January 1, 1999, a 1% royalty payment on custom course ware developed by the Nova Scotia operations;

         Total cash consideration to NSBDC, if full royalty earnings are realized is $4,600,000;

 c) In recognition of the Province of Nova Scotia's desire to continually develop relevant employable skills within its workforce, ITC Learning will provide the Province with access to ITC's Process & Manufacturing libraries (153 titles) for utilization within the provincial education system (P-12 and community colleges) for a period of two years at the cost to the Province of only replication the titles and actual shipping costs. These products are not for resale or general distribution and will licensed in accordance with ITC Learning Corporation's normal licensing arrangements.


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3021586 NOVA SCOTIA LIMITED HEREIN DEFINED AS ITC CANADA              PAGE    2

 d) No changes to be made to the Program and Financing without the prior written approval of NSBDC;

 e)      Should the legal documentation for this loan not be executed within one
         (1) month of date of this offer, then the offer will expire unless extended in writing by NSBDC.

TERMS

Interest - 8% simple interest paid monthly commencing September 30, 1998.

Principal Repayment:
 a) Quarterly principal payments of $100,000 commencing with first payment March 31, 1999. Maturity date for the loan is December 31, 2003. The entire principal may be repaid in full or in part at any time without notice, bonus or penalty.

Security:

The loan shall be on the obligation of the Company and shall be secured as follows:

 a) By a debenture and other security documents containing a fixed charge on furniture, fixtures, computers, equipment, and the interest of the company in the leased premises together with a floating charge on the remaining undertakings and assets of the Company located in Nova Scotia on terms satisfactory to NSBDC ranking pari passu to security on such assets provided to a bank or other financial institution relating to loan advances up to $1 Can. million loan advanced for purchase of ITC Canada assets, the security to be held by NSBDC to rank subject to security on Accounts Receivable and Inventory provided to a bank or other financial institution.

 b) Intellectual property, courseware and software engine to be assigned to NSBDC on terms and conditions satisfactory to NSBDC; and ranking pari passu with security on such assets provided to a bank or other financial institution relating to loan advances up to $1 Can. Million advanced for purchase of ITC Canada assets.



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3021586 NOVA SCOTIA LIMITED HEREIN DEFINED AS ITC CANADA              PAGE    3

 c) Fire and extended insurance coverage on all leaseholds, machinery, equipment and chattels in amounts and on terms satisfactory to NSBDC to be assigned to NSBDC to the extent of its interest for the term of the loan.

 d) Corporate guarantee from ITC Learning Corporation in the full amount of the obligations of ITC Canada to the NSBDC.

 e) Such additional security and other documents as may be required by NSBDC, including an agreement with the Company's bank or financial institution that NSBDC will provide copies of notices of default and will receive similar notices from the bank or other financial institution.

CONDITIONS PRECEDENT

The following are conditions precedent to NSDC's obligations to disburse the loan:

 a) All security documents and other legal requirements will be completed and registered in form and substance satisfactory of NSBDC solicitors;

ADDITIONAL CONDITIONS AND COVENANTS

 a) The Company shall be responsible for and pay all legal and other charges up to Cdn. $5,000 relative to the preparation, execution and registration of the security documents and completion of the Program and Financing;

 b) All licenses and permits shall be obtained and all laws (municipal, provincial and federal) shall be adhered to;

 c) The Company shall use its best efforts to employ and use whenever possible, Nova Scotia and/or Maritime companies, contractors and labour, Nova Scotia and/or Maritime products and materials, and Nova Scotia and/or Maritime services for all work undertaken and products and materials purchased, provided such companies, contractors, labour, products and materials are competitive in productivity, equality, price and delivery terms;

 d) Closing maybe withheld if, in the opinion of the NSBDC, any material adverse change in risk occurs;

 e) This offer may, at the discretion of the NSBDC, be cancelled or withdrawn in the event the applicant or the officers of the company or any of its shareholders are involved in any litigation, or any proceedings before any government board, tribunal or agency which has not been disclosed;



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3021586 NOVA SCOTIA LIMITED HEREIN DEFINED AS ITC CANADA              PAGE    4

 f) The obligation of ITC Canada relating to the loan will become due and payable by ITC Learning Corporation/ITC Canada should ITC Canada discontinue operating as a going concern in Nova Scotia. Should ITC Canada discontinue Nova Scotia operations the payment of royalties on applicable products will continue as an obligation of ITC Learning Corporation until fully paid.

 g)      The Company shall provide to NSBDC annual audited financial  statements
         of  the   Company   within  90  days  of  each   fiscal  year  end  and
         company-prepared statements within 45 days of the end of each quarter;

 h) The Company will provide to NSBDC an auditor prepared calculation of the royalty payment calculation, together with the appropriate royalty payment within 120 days of each fiscal year;

 i) The Company's parent (ITC Learning Corporation) shall covenant to fund the Company's working capital requirements to an amount of not less than $1,100,000;

 j) The Company will not, without the prior written consent of NSBDC, which will not be unreasonably withheld:

         [1] redeem or purchase any shares of the Company or pay out dividends or make any other distributions thereon.

         [2]   repay any shareholder's loans or interest thereon.

         [3] pay bonuses, management fees, or remuneration of any kind to any shareholder of the company or associated or related party.

In addition, the Company will at all times deal at fair market value and at arms length with affiliated, associated or related companies or persons and, upon request, provide satisfactory evidence to that effect to NSBDC.

 k) The Company shall undertake to cause the election to its Board a Director nominated by NSBDC, if requested by NSBDC, which appointment may terminate upon the payout of this loan.

The applicant consents to a public announcement of the project, by or on behalf of the Nova Scotia Business Development Corporation (NSBDC) or the Province of Nova Scotia. In such cases, the NSBDC shall inform the Applicant of the date on which the announcements is to be made and the Applicant shall keep this offer confidential until such date, except as may in ITC Learning's reasonable judgment be consistent with generally accepted practices for publicly held companies or as required by the U.S. Federal Securities Law or other contractual obligations. If the NSBDC does not communicate its intention to make an announcement to the Applicant within sixty (60) days of the Applicant's acceptance of this Offer, the Applicant may proceed independently.


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3021586 NOVA SCOTIA LIMITED HEREIN DEFINED AS ITC CANADA              PAGE    5


The Province shall be advised, at least 14 days in advance, of any ceremony the Applicant proposes to held in connection with the announcement of the Project. A ceremony shall only be held on a date which is mutually acceptable to the NSBDC and the Applicant. Furthermore, the Applicant consents to having the officials of NSBDC and the Minister or his designate participate in any such ceremony.





HALIFAX, NOVA SCOTIA
SEPTEMBER        , 1998